Exhibit 10.43

[*] indicates that a confidential portion of the text of this agreement has been omitted.



                                LICENSE AGREEMENT


     This License Agreement (this "Agreement"), effective as of February 1, 2002 (the "Effective Date"), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates, "XOMA"), and MorphoSys AG, a German company having offices at Lena-Christ-Str. 48, 82152 Martinsried/Planegg, Germany (with its Affiliates, "MORPHOSYS").

                                   BACKGROUND

     A. XOMA is the owner or exclusive licensee of certain patent rights relating to bacterial cell expression, and MORPHOSYS wishes to acquire non-exclusive licenses under such patent rights; and

     B. XOMA is willing to grant MORPHOSYS non-exclusive licenses, on the terms and conditions set forth below, in order to permit MORPHOSYS to engage in certain research, development and commercial activities.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS


     In this Agreement, the following terms shall have the meanings set forth in this Article.

     1.1. "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, "control" (including, with correlative meanings, the terms "controlled" and "controlling") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

     1.2. "Antibody Phage Display" means the authorized use of Licensed Antibody Phage Display Materials to conduct Research and Development.

     1.3. "Change in Control" means, with respect to a particular entity, any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity's equity securities or otherwise gains control of such entity.

     1.4. "Confidential Information" means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement, which is (i) disclosed in tangible form hereunder and is designated thereon as "Confidential" at the time it is delivered to the receiving party, or
(ii) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.5. "Dispose" means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. "Disposition" shall have the correlative meaning.

     1.6. "Immunoglobulin" means any molecule, including without limitation, full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region including, without limitation, any naturally occurring or recombinant form of such a molecule.

     1.7. "Licensed Antibody Phage Display Materials" means (i) any collection or library of polynucleotide sequences, created by and under the exclusive control of MORPHOSYS, which encodes at least one Immunoglobulin and which is contained in filamentous bacteriophage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; (ii) any collection or library of bacteriophage, created by or under the exclusive control of MORPHOSYS, wherein an Immunoglobulin is (a) expressed as a fusion protein comprising an Immunoglobulin or at least a functionally operating region of an antibody variable region and an outer surface polypeptide, or a fragment thereof, of a bacteriophage or (b) expressed separately and linked to an outer surface polypeptide, or a fragment thereof, of a bacteriophage; or (iii) any material required to generate any collection or library according to (i) and/or (ii), each of which under (i), (ii) and/or (iii) infringe, but for the license granted herein, the XOMA Patent Rights. For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Antibody Phage Display Materials are (x) any article of manufacture or composition of matter suitable for display, expression or secretion of an Immunoglobulin in or from any organism or system other than bacteria and (y) any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the control of any entity, other than MORPHOSYS, engaged in the licensing, manufacture, sale, offer for sale, import or export of phage display services, products or materials; provided, that, notwithstanding the foregoing, any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the exclusive control of a

MORPHOSYS Collaborator shall constitute Licensed Antibody Phage Display Materials, but only to the extent derived by such MORPHOSYS Collaborator exclusively from Licensed Antibody Phage Display Materials created by or under the exclusive control of MORPHOSYS and properly transferred by MORPHOSYS to such MORPHOSYS Collaborator in accordance with the applicable provisions of this Agreement and such MORPHOSYS Collaborator acknowledges that the transfer restrictions and other provisions hereof apply thereto.

     1.8. "Licensed Immunoglobulin" means any Immunoglobulin discovered, isolated or characterized by MORPHOSYS or a MORPHOSYS Collaborator (as defined below) through the use of Licensed Antibody Phage Display Materials.

     1.9. "Licensed Immunoglobulin Information" means any data, know-how or other information relating, concerning or pertaining to a Product, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Immunoglobulin's polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property.

     1.10. "MORPHOSYS Collaborator" means any person or entity (including a corporation or an academic institution) who is an authorized end-user of Licensed Antibody Phage Display Materials, the intended recipient of Products or Licensed Immunoglobulin Information transferred from MORPHOSYS and/or a person or entity on whose behalf MORPHOSYS knowingly engages in Antibody Phage Display; provided, however, that such person or entity shall not be deemed to be a MORPHOSYS Collaborator unless and until the requirements of Section 2.4 are complied with. No person or entity shall be deemed to be a MORPHOSYS Collaborator if such person or entity is engaged in the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of immunoglobulin or antibody phage display services, immunoglobulin or antibody phage display libraries, immunoglobulin or antibody phage display products or immunoglobulin or antibody phage display materials, unless, pursuant to a written agreement (other than this Agreement), executed after the Effective Date, XOMA has granted to such person or entity a valid license or covenant not to sue under the XOMA Patent Rights which explicitly extends to the activities identified in this second to last sentence of Section 1.10. XOMA shall provide MORPHOSYS prompt written notice of those written agreements or covenants not to sue which satisfy the requirements of the prior sentence. No person or entity may claim the status of MORPHOSYS Collaborator with respect to any acts or activities which are unrelated to the use of Licensed Antibody Phage Display Materials provided by MORPHOSYS.

     1.11. "Net Sales" means, in the case of the sale, either directly or through a Third Party, of any Product by or on behalf of MORPHOSYS or any joint venture or similar entity or arrangement in which MORPHOSYS is a participant (a "MORPHOSYS Selling Entity"), the aggregate gross sales proceeds derived by MORPHOSYS therefrom less (a) any sales or other taxes, assessments, charges or fees imposed by any government authority which are paid, directly or indirectly, by MORPHOSYS and (b) a discount from the gross sales proceeds to cover costs associated with MORPHOSYS's sale of Product, as applicable, in respect of transport, insurance premiums, returns, discounts, other miscellaneous costs and expenses and rebates actually allowed and taken, all determined in accordance with U.S. generally accepted accounting principles. For the sake of clarity, it is understood that Net Sales does not include sales of Products developed by or solely on behalf of MORPHOSYS or a MORPHOSYS Collaborator unless sold by a MORPHOSYS Selling Entity. As used herein, "joint venture" means a legal entity in the nature of a partnership engaged in a joint undertaking for profit.

     1.12. "Product" means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic product, which (a) contains a Licensed Immunoglobulin; or (b) was discovered or created by or arose directly out of use of Licensed Antibody Phage Display Materials or the conduct of Antibody Phage Display by MORPHOSYS or a MORPHOSYS Collaborator.

     1.13. "Research and Development" means the identification, selection, isolation, purification, characterization, study and/or testing and/or use of a Product for any purpose, including, without limitation, the discovery and development of human therapeutics or diagnostics. Included within the definition of "Research and Development" shall be all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval. "Research and Development" shall not include commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

     1.14. "Research Quantities" means those quantities of a Licensed Immunoglobulin reasonably required for Research and Development purposes.

     1.15. "Third Party" means any person or entity other than MORPHOSYS or XOMA.

     1.16. "Valid Claim" means (i) a claim of an issued and unexpired patent included within the XOMA Patent Rights which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the XOMA Patent Rights.

     1.17. "XOMA Patent Right(s)" means the patent applications and patents listed on Schedule 1.17 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned by XOMA which XOMA has the right to license or sublicense and which would be infringed by the activities of MORPHOSYS contemplated hereunder but for this Agreement. XOMA Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by XOMA and (ii) any patents or patent applications owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

                                    ARTICLE 2

                            XOMA LICENSE TO MORPHOSYS


     2.1. Grants. Subject to the other terms and conditions of this Agreement, XOMA hereby grants to MORPHOSYS a worldwide, non-exclusive, non-transferable license (unless transferred under Section 8.2), without any right to sublicense, under the XOMA Patent Rights to:

          (a) solely on its own behalf and on behalf of a MORPHOSYS Collaborator, make or have made Licensed Antibody Phage Display Materials;

          (b) solely on its own behalf and on behalf of a MORPHOSYS Collaborator and solely for Research and Development purposes, conduct Antibody Phage Display and use or have used Licensed Antibody Phage Display Materials and generate, use and have used Licensed Immunoglobulin Information;

          (c) solely on its own behalf and on behalf of a MORPHOSYS Collaborator, make or have made, use or have used, Research Quantities of a Licensed Immunoglobulin;

          (d) solely on its own behalf and on behalf of a MORPHOSYS Collaborator, transfer Antibody Phage Display Materials, Research Quantities of a Product or Licensed Immunoglobulin Information to a MORPHOSYS Collaborator;

          (e) solely on its own behalf and on behalf of a MORPHOSYS Collaborator, subject to the provisions of Section 2.3(b), make, have made, use, have used, sell, offer to sell, have offered for sale, import, have imported, export and have exported Products; and

          (f) solely on its own behalf, make or have made in commercial and/or industrial capacity, use, offer for sale, sell, import and export Products for use (i) in the treatment, prophylaxis, diagnosis or monitoring of a human disease state or condition or (ii) as research reagents. For the sake of clarity, the license granted in this Section 2.1(f) is personal to MORPHOSYS and is not to be used on behalf of any MORPHOSYS Collaborator or any other Third Party.

     2.2. Covenant Not To Sue. (a) XOMA covenants that it shall not assert, nor shall it permit any third party that obtains a right to enforce the XOMA Patent Rights to assert, a claim of infringement under the XOMA Patent Rights against MORPHOSYS, any MORPHOSYS Collaborator or any other entity subject to Section 2.4(c) solely to the extent reasonably necessary to permit the authorized use of Licensed Antibody Phage Display Materials, Products or Licensed Immunoglobulin Information for activities or in a manner otherwise permitted under the provisions of this Agreement. The covenant not to sue provided by this Section 2.2:

          (i) shall not extend to infringement of the XOMA Patent Rights arising out of making or the means or methods used to make any amount of a Licensed Immunoglobulin or Product other than Research Quantities (except as authorized by Section 2.1(f));

          (ii) may be terminated by XOMA in accordance with Article 7 as to any entity or person who has failed to materially discharge or comply with any applicable term of a written agreement between MORPHOSYS and a MORPHOSYS Collaborator provided for in Section 2.4; provided, that any such termination shall be retroactive to the date of the first notice of such failure given by MORPHOSYS to such entity or person (giving effect to any subsequent cure of such failure);

          (iii) is personal to MORPHOSYS or, as applicable, the MORPHOSYS Collaborator or other entity subject to Section 2.4(c), and, except as provided for by Section 8.2, cannot be assigned or transferred; and

          (iv) does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights by MORPHOSYS or any Third Party, including, without limitation, any MORPHOSYS Collaborator acting outside of the scope of the written agreement with MORPHOSYS provided for in Section 2.4.

     (b) In addition to, but without limiting, the covenant not to sue provided by Section 2.2(a), XOMA hereby grants to [*] a non-exclusive and non-transferable license under the XOMA Patent Rights identical to, and limited by the scope of, the covenant not to sue contained in Sections 2.2(a) (the "Direct License"). Solely to the extent its activities are otherwise authorized as those of a MORPHOSYS Collaborator under the applicable terms of this Agreement, the Direct License permits [*] to enjoy the benefits of the covenant not to sue granted under Section 2.2(a) as if it were a direct licensee under the XOMA Patent Rights, provided, however, that the Direct License does not constitute an independent or free standing grant of a license and is expressly subject to and contingent upon the applicability of and compliance with the other provisions of this Agreement. The Direct License shall not be effective unless and until [*] delivers to XOMA a document, directly enforceable by XOMA, pursuant to which [*] (a) represents and warrants that it does and shall continue to meet the definition of MORPHOSYS Collaborator; and (b) agrees that it shall abide by the relevant limitations and obligations otherwise imposed upon MORPHOSYS Collaborators under this Agreement. The Direct License shall survive only as long as this Agreement remains in force and as to [*] has not been terminated.

     2.3. No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to MORPHOSYS or a MORPHOSYS Collaborator other than as expressly provided for in this Agreement. MORPHOSYS renounces and hereby quitclaims any implied rights to licenses under the XOMA Patent Rights that may arise by operation of this Agreement or under applicable law. For the avoidance of doubt, the grants of rights made pursuant to Sections 2.1 and 2.2 do not include, and expressly exclude, the following:

          (a) any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than a MORPHOSYS Collaborator;

          (b) any right or license to make or have made any amount (other than Research Quantities or except as authorized under Section 2.1(f)) of a Licensed Immunoglobulin or Product by practicing the XOMA Patent Rights; provided, however, that MORPHOSYS or, as applicable, a MORPHOSYS Collaborator shall be permitted to make or have made any Product by any means of its selection other than those which otherwise infringe a Valid Claim of the XOMA Patent Rights; and/or

          (c) any right to release any Third Party, including a MORPHOSYS Collaborator, from any claim of infringement under the XOMA Patent Rights.

Without limiting the foregoing, the parties acknowledge that nothing herein shall be deemed to impose on MORPHOSYS any obligation to provide consideration for, or grant MORPHOSYS any access or other rights to, any know-how of XOMA.

     2.4. Transfer Restrictions. (a) MORPHOSYS shall not (i) undertake any Antibody Phage Display Activities on behalf of a Third Party or (ii) Dispose of Licensed Antibody Phage Display Materials, a Licensed Immunoglobulin, Licensed Immunoglobulin Information or the product of the practice of any method within the scope of the XOMA Patents ("Transferred Materials") to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section
4.2 and the form of notice set out at Schedule 2.4.

     (b) If MORPHOSYS enters into a written arrangement with any Third Party arising out of or relating to activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for by this Agreement, such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations provided for by this Agreement, including, without limitation, the restrictions on use of Transferred Materials for purposes other than Research and Development; (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research and Development purposes otherwise authorized by this Agreement; (iii) providing that the "first sale" doctrine does not apply to any Disposition; and
(iv) permitting a MORPHOSYS Collaborator to further Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of a MORPHOSYS Collaborator and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party. XOMA shall be, and the agreements subject to this Section 2.4 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions.

     (c) The restrictions set forth in Sections 2.4(a)(ii) and 2.4(b)(iv) shall not apply to any Disposition of Products, Licensed Immunoglobulins or Licensed Immunoglobulin Information by MORPHOSYS or a MORPHOSYS Collaborator to a Third Party, a MORPHOSYS Selling Entity or any joint venture or similar entity or arrangement in which such MORPHOSYS Collabora-tor is a participant (each a "Directed Third Party"), where such Directed Third Party (i) performs services or conducts activities which are otherwise authorized under this Agreement and which are solely for the benefit of MORPHOSYS or such MORPHOSYS Collaborator and/or (ii) does not require and does not claim the benefit of the licenses or covenant not to sue granted by XOMA under this Agreement, provided, however, that MORPHOSYS and any such MORPHOSYS Collaborator shall be responsible for ensuring compliance by any such Directed Third Party with all applicable terms of this Agreement. For the sake of clarity, nothing in this Section 2.4(c) shall constitute the grant of any rights or licenses under the XOMA Patent Rights to any Directed Third Party.

     2.5. Reports, Records and Audits. (a) Thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, MORPHOSYS shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every MORPHOSYS Collaborator and any person or entity receiving Licensed Antibody Phage Display Materials or a Licensed Immunoglobulin.

     (b) Thirty (30) days after the end of each calendar year, commencing with the first calendar year to commence after the Effective Date, MORPHOSYS shall deliver to XOMA a written report which shall summarize with reasonable particularity the current status of activities or compositions of matter as to which MORPHOSYS claims the right of license hereunder.

     (c) MORPHOSYS shall maintain records fully and properly reflecting those activities covered by this Agreement (including, without limitation, work done with the Licensed Antibody Phage Display Materials) and/or to be reported to XOMA pursuant to Section 2.5(a) and (b) (the "Records"), in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, MORPHOSYS shall permit an independent consultant appointed by XOMA, at XOMA's expense, to have access during normal business hours to such of the records of MORPHOSYS as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder. MORPHOSYS shall certify any statements by MORPHOSYS personnel as to their accuracy and correctness. The consultant shall not be permitted to see or receive any specific information concerning targets or antibodies of either MORPHOSYS or any of its collaborators and shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of MORPHOSYS unless disclosure is required by law, regulation or judicial order.

     2.6. Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Patent Rights and may use and commercialize such XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Patent Rights. MORPHOSYS will reasonably cooperate with XOMA, at XOMA's expense, with respect to any actions XOMA may choose to take related to the enforcement, maintenance or protection of the XOMA Patent Rights.

     2.7. Oppositions and/or Appeals to Oppositions. MORPHOSYS hereby agrees not to enter into any opposition to and/or appeal from any decision by the patent authorities of any country on the XOMA Patent Rights and shall not assist or otherwise cooperate with another party in any such opposition or appeal.

     2.8. Release From Past Infringement. XOMA releases MORPHOSYS from any claims, demands, and rights of action arising out of and/or based upon any act or omission committed by MORPHOSYS prior to the Effective Date, including, without limitation, claims of infringement under the XOMA Patent Rights (the "Release") and XOMA releases each Third Party identified on Schedule 2.8 as a party on or prior to the Effective Date to an agreement set forth thereon from any claims, demands, and rights of action arising out of and based upon any infringement of the XOMA Patent Rights (the "Third Party Release"); provided, however, that the Release and Third Party Release provided for in this Section
2.8 shall extend only to claims, demands or rights of action existing as of the Effective Date and which arose solely out of those activities conducted pursuant to and in accordance with the agreements set forth on Schedule 2.8 as in effect on the Effective Date. Nothing in this Section 2.8 shall be deemed to be a release of any claim, demand or right of action XOMA may now or in the future have against Affitech AS, BioInvent Therapeutic AB, Biosite Incorporated, Cambridge Antibody Technology Limited, Crucell N.V., Dyax Corporation or any entity or person engaged in the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of immunoglobulin or antibody phage display services, immunoglobulin or antibody phage display libraries, immunoglobulin or antibody phage display products or immunoglobulin or antibody phage display materials or any of their collaborators. For the sake of clarity, if any Third Party identified on Schedule 2.8 as a party on the Effective Date to an agreement set forth thereon has also collaborated with any other entity or person engaged in the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of immunoglobulin or antibody phage display services, immunoglobulin or antibody phage display libraries, immunoglobulin or antibody phage display products or immunoglobulin or antibody phage display materials, including but not limited to those entities referred to in the immediately preceding sentence, then the release herein shall extend solely to the activities of such Third Party that are carried out pursuant to and in accordance with the agreement set forth on Schedule 2.8 to which it is a party as in effect on the Effective Date. The Release and the Third Party Release shall become irrevocable only upon receipt by XOMA of payment in full by MORPHOSYS of the amounts set forth in Section 3.1 and 3.3 and shall be revoked in their entirety and null and void ab initio, immediately and without further action of the parties, in the event such payment in full by MORPHOSYS is not received by XOMA on or prior to October 1, 2002, regardless of any payment received thereafter.

                                    ARTICLE 3

                                    PAYMENTS


     3.1. License Fee. In consideration for XOMA's execution of this Agreement, MORPHOSYS shall pay XOMA a one time, non-refundable license fee of Four Million United States Dollars (US$4,000,000), which shall be considered as a fee for license from the Effective Date forward. This license fee shall be paid in one payment to XOMA and in no event later than October 1, 2002, provided that MORPHOSYS agrees to use commercially reasonable efforts to make such payment as soon as reasonably practicable.

     3.2. Shares. (a) In full substitution for the payment obligations of MORPHOSYS pursuant to Section 3.1, MorphoSys may, until September 30, 2002, elect in its sole discretion to issue and transfer newly created MorphoSys shares ("New Shares") to XOMA by using its authorized capital against contribution of the license granted in Section 2.1 of this Agreement (capital increase against contribution in kind). In this case, the Management Board (Vorstand) of MORPHOSYS will, with the approval of the Supervisory Board (Aufsichtsrat) of MORPHOSYS, resolve to issue the New Shares while excluding pre-emptive rights (the date of such resolution by the Management Board of MORPHOSYS, "Resolution Date"). The number of New Shares shall be calculated as follows:



         US$4,800,000 converted into Euro according to the Exchange Rate
         ---------------------------------------------------------------
                              Relevant Share Price


     ; where,

     Exchange Rate is the US$/Euro exchange rate published by Bloomberg one day prior to the Resolution Date;

     Relevant Share Price is the price of MORPHOSYS shares traded on the Neuer Markt stock exchange as fixed in the Xetra afternoon auction (Xetra Nachmittagsauktion) one day prior to the Resolution Date; and

     fractions of shares shall not be taken into account.

MORPHOSYS shall promptly notify XOMA of its election to issue New Shares. To the extent possible, MORPHOSYS will notify XOMA in advance of such decision. Subsequent to the resolution of the Management Board of MORPHOSYS to issue the New Shares, XOMA shall subscribe to the New Shares by executing a subscription certificate (Zeichnungsschein) in form and substance as attached hereto in
Schedule 3.2.1. Pursuant to Sections 203,189 German Stock Corporation Act
(AktG), the New Shares will come into existence upon registration with the Commer-cial Register. MORPHOSYS shall obtain such registration with the Commercial Register of Munich and shall obtain admission for trading of the New Shares at the Neuer Markt stock exchange as soon as reasonably practicable. XOMA shall use commercially reasonable efforts to take all necessary steps and render all declarations necessary and appropriate to implement the transactions as described in this subparagraph.

         (b) MORPHOSYS may, until September 30, 2002, elect to pay the license fee in part in cash (this cash component, the "Cash Component") and in part in New Shares. In this case, Section 3.1 shall apply with respect to the payment of the Cash Component and this Section 3.2 shall apply with respect to the payment in New Shares; provided that the number of New Shares shall be calculated as follows:

               (US$4,800,000 converted into Euro according to the
                        Exchange Rate - Cash Component)
               --------------------------------------------------
                              Relevant Share Price


     ; where,

     Exchange Rate is the US$/Euro exchange rate published by Bloomberg one day prior to the Resolution Date;

     Relevant Share Price is the price of MORPHOSYS shares traded on the Neuer Markt stock exchange as fixed in the Xetra afternoon auction (Xetra Nachmittagsauktion) one day prior to the Resolution Date; and

     fractions of shares shall not be taken into account.

     (c) Attached hereto as Schedule 3.2.2 is a legal opinion of counsel of MorphoSys delivered to XOMA as of the date of this Agreement. If MorphoSys elects to pay the license fee in full or in part in New Shares pursuant to this
Section 3.2, MORPHOSYS shall, upon registration of the New Shares with the Commercial Register, provide XOMA with an additional legal opinion of counsel of MORPHOSYS in form and substance as attached hereto in Schedule 3.2.3.

     3.3. Release Payment. In consideration for the release provided by Section 2.8, MORPHOSYS shall pay XOMA a one time, non-refundable payment of [*] United States Dollars (US$[*]), which shall be applied retroactively as a fee for license from the first infringing use by MORPHOSYS through the Effective Date. This payment shall be paid within thirty (30) days of the receipt of a fully executed copy of the Agreement.

     3.4. Milestones. Upon achievement of the following milestones with respect to each Product, MORPHOSYS shall pay XOMA the applicable milestone payments below:

--------------------------------------------------------------------------------
Event                              Payment
--------------------------------------------------------------------------------

[*]                                US$[*]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[*]                                US$[*]
--------------------------------------------------------------------------------

For the sake of clarity, it is understood that the foregoing milestone payments shall only be due with respect to any Product developed by or on behalf of MORPHOSYS or any joint venture or similar entity or arrangement in which MORPHOSYS is a participant.

     3.5. Royalties. During the term of this Agreement, MORPHOSYS shall pay to XOMA a royalty in cash equal to [*] percent ([*] %) of the Net Sales of any Product(s) in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date. Royalties due under this Article 3 shall be payable on a country-by-country and Product-by-Product basis from the first commercial sale of such Product until the expiration of the last-to-expire XOMA Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Product.

     3.6. Commercially Reasonable Efforts. MORPHOSYS shall use commercially reasonable efforts to collect or receive any payments or other consideration due to it relating to any activities that would give rise to an obligation under
Section 3.5.

     3.7. Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 3.4 hereof shall be due and payable to XOMA when the corresponding milestone is achieved and shall be paid within thirty (30) days thereof. Payments required pursuant to Section
3.5 hereof shall be due and payable to XOMA when the corresponding Net Sales are recorded by MORPHOSYS (or any joint venture or similar entity in which MORPHOSYS is a participant) and shall be paid within thirty (30) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

     3.8. Payment Reports. MORPHOSYS shall make a written report to XOMA within thirty (30) days of the achievement of each of the milestones set forth in
Section 3.4 with respect to each Product, stating in each such report the Product to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the first commercial sale of a Product on which royalties are required to be paid hereunder, MORPHOSYS shall make quarterly written reports to XOMA within sixty
(60) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of MORPHOSYS. Concurrently with the making of such reports, MORPHOSYS shall pay XOMA the amounts specified in Sections 3.4 and 3.5 hereof.

     3.9. Payment Records and Inspection. MORPHOSYS shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of

MORPHOSYS for at least three (3) years following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, MORPHOSYS shall permit an independent certified public accounting firm of internationally recognized standing selected by XOMA and reasonably acceptable to MORPHOSYS, at XOMA's expense, to have access during normal business hours to such of the records of MORPHOSYS as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the accounting firm without the prior consent of MORPHOSYS unless disclosure is required by law, regulation or judicial order. Inspections conducted under this Section 3.9 shall be at the expense of XOMA, unless an underpayment exceeding two percent (2%) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid immediately by MORPHOSYS. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid immediately by MORPHOSYS, with interest from the date(s) such amount(s) were due at a rate of one and one-half percent (1.5%) per month from the due date until paid in full.

     3.10. No Admissions. The parties acknowledge and affirm that, as to any Third Party, the allocation of amounts set forth in Article 3 of this Agreement does not constitute an admission by either party either as to the damages actually suffered by XOMA with respect to any past infringement of the XOMA Patent Rights or respecting the calculation of a reasonable royalty by any court or trier of fact.


                                    ARTICLE 4

                                 CONFIDENTIALITY


     4.1. Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

          (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     4.2. Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 4.2 is a redacted copy of this Agreement which MORPHOSYS shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a MORPHOSYS Collaborator. In addition, MORPHOSYS shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a MORPHOSYS Collaborator an oral summary of the provisions of Section 2.4(c) hereof and to provide the text thereof to Third Parties who actually become MORPHOSYS Collaborators.

     4.3. Confidential Terms. Except as expressly provided herein, MORPHOSYS agrees not to disclose any terms of this Agreement to any Third Party without the consent of XOMA; provided, that disclosures may be made as required by securities or other applicable laws, or to a party's accountants, attorneys and other professional advisors.

     4.4. Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 4.4 upon full execution of this Agreement and that the consummation of this Agreement, as well as such terms as are expressly described in such press release, shall be deemed to be in the public domain.


                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES, ETC.


     5.1. Representations and Warranties. (a) XOMA represents and warrants to MORPHOSYS that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     (b) MORPHOSYS represents and warrants to XOMA that: (i) MORPHOSYS has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of MORPHOSYS enforceable in accordance with its terms; and (iii) the performance of obligations under this Agreement by MORPHOSYS will not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     5.2. Disclaimer. Nothing in this Agreement is or shall be construed as:

          (a) A warranty or representation by XOMA as to the validity or scope of any claim or patent within the XOMA Patent Rights;

          (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

          (c) An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights; or

          (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA, MORPHOSYS or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the XOMA Patent Rights.

     5.3. No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 5.1 ABOVE, XOMA MAKES NO WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND XOMA SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF SUCH PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

     5.4. Certain Agreements. MORPHOSYS represents and warrants that it has in its possession, and agrees that throughout the term of this Agreement and for a period of three (3) years thereafter it will maintain in an accessible location, true, complete and legible copies of each of the agreements set forth on
Schedule 2.8 as in effect on the Effective Date, including all schedules, exhibits and other similar documents necessary for the correct interpretation of the provisions thereof.

                                    ARTICLE 6

                                 INDEMNIFICATION


     6.1. Indemnification. (a) MORPHOSYS agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents (the "Indemnified Parties" and each, an "Indemnified Party") harmless from and against any and all liabilities, losses and expenses (including, without limitation, attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any party other than MORPHOSYS (each, a "Liability") arising out of (i) the possession, manufacture, use, sale or other disposition of Product, Antibody Phage Display Materials, Licensed Immunoglobulin or the provisions of any service or goods relating thereto by MORPHOSYS or any customer, vendor or other representative of MORPHOSYS, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to MORPHOSYS pursuant to this Agreement or
(iii) any claim by [*], as set forth below in Section 6.1(b), except to the extent, in each case, that such Liability is caused by the gross negligence or willful misconduct of XOMA.

     (b) Notwithstanding any other provision of this Agreement, any indemnification of XOMA by MORPHOSYS for any claim by [*] shall only arise in the event that MORPHOSYS brings a claim against [*] for damages arising out of [*], and as a result [*] then brings a claim against XOMA for damages. MORPHOSYS's liability under this Section 6.1(b) shall be limited to reasonable attorneys' fees (in the event that MORPHOSYS does not assume the defense under Section 6.2(c)) and the actual amounts paid to [*] attributable to MORPHOSYS's claim against [*]. MORPHOSYS'S INDEMNIFICATION UNDER THIS SECTION 6.1(B) SHALL NOT INCLUDE ANY INCIDENTAL AND CONSEQUENTIAL DAMAGES SUFFERED BY XOMA. MORPHOSYS EXPRESSLY DISCLAIMS ALL OTHER INDEMNIFICATION, EXPRESS OR IMPLIED, ON EITHER LEGAL OR EQUITABLE GROUNDS AS TO THE SUBJECT MATTER OF THIS SECTION 6.1(B).

     6.2. Procedure. To receive the benefit of indemnification under Section 6.1, an Indemnified Party must (a) promptly notify MORPHOSYS in writing of a claim or suit; provided, that failure to give such notice shall not relieve MORPHOSYS of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of MORPHOSYS); (b) provide reasonable cooperation (at MORPHOSYS's expense); and (c) tender to MORPHOSYS (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party's consent; and, provided, further that nothing herein shall be deemed to give MORPHOSYS any right to control any proceeding involving the XOMA Patent Rights or any claim XOMA may bring against any Third Party. MORPHOSYS shall not have any obligation of indemnification in connection with any settlement made without MORPHOSYS's written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party shall cooperate with MORPHOSYS (and its insurer), as reasonably requested.

                                    ARTICLE 7

                              TERM AND TERMINATION


     7.1. Term. Subject to Sections 7.5 and 7.6 hereof, the term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the XOMA Patent Rights, unless earlier terminated pursuant to Sections 7.2 or 7.3.

     7.2. Termination Event. This Agreement may be terminated by either Party upon any material breach by the other Party of any material obligation or condition of the Agreement, effective fifteen (15) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid fifteen (15) or sixty
(60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying Party shall provide written notice to the breaching Party of the withdrawal.

     7.3. Termination for Insolvency. If voluntary or involuntary proceedings by or against MORPHOSYS are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for MORPHOSYS, or proceedings are instituted by or against MORPHOSYS for corporate reorganization or the dissolution of MORPHOSYS, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if MORPHOSYS makes an assignment for the benefit of creditors, or substantially all of the assets of MORPHOSYS are seized or attached and not released within sixty (60) days thereafter, XOMA may immediately terminate this Agreement effective upon notice of such termination.

     7.4. Effect of Termination. (a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

     (b) Upon any termination of this Agreement, MORPHOSYS and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

     (c) All licenses granted under Article 2 hereof shall terminate and be of no further effect upon the termination of this Agreement; provided, however, that any MORPHOSYS Collaborator that is the beneficiary of certain rights under this Agreement shall maintain such rights, notwithstanding the termination of this Agreement, provided that such MORPHOSYS Collaborator complies with the applicable provisions of this Agreement.

     7.5. Survival. Sections 2.5, 2.6, 2.7, 3.4, 3.5, 3.7, 3.8, 3.9, 3.10, 7.4
and 7.5, and Articles 4, 5, 6 and 8 of this Agreement shall survive any termination hereof.

     7.6. Contested Validity. If MORPHOSYS or a MORPHOSYS Collaborator knowingly contests, directs another to contest or assists another in contesting the validity or enforceability of any of the XOMA Patent Rights licensed hereunder, XOMA shall have the right to terminate all of the rights and licenses hereby granted to MORPHOSYS and any MORPHOSYS Collaborator under the XOMA Patent Rights; provided, however, that in the event a MORPHOSYS Collaborator knowingly contests, directs another to contest or assists another in contesting the validity or enforceability of any of the XOMA Patent Rights licensed hereunder other than at the direction, and without the knowing assistance or other involvement (other than as required by law or court order), of MORPHOSYS, then the foregoing termination right of XOMA shall apply only to the rights hereby granted to such MORPHOSYS Collaborator.


                                    ARTICLE 8

                            MISCELLANEOUS PROVISIONS


     8.1. Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

     8.2. Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder, other than to one or more Affiliates and other than to a successor of XOMA Ltd. under a Change in Control of XOMA Ltd. or to a successor of MorphoSys AG under a Change in Control of MorphoSys AG to which Section 8.3 does not apply, without the prior written consent of the other party. Any such attempted transfer or assignment in violation of this Section 8.2 shall be void; provided, that in the event of a permitted Change in Control, the original party's (or its successor's) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     8.3. Certain Changes in Control. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall automatically terminate, without further action by the parties, in the event of (a) a transaction or series of related transactions in which Affitech AS, BioInvent Therapeutic AB, Biosite Incorporated, Cambridge Antibody Technology Limited, Crucell N.V., Dyax Corporation or any entity or person whose principal business is, or who has a substantial business in, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of immunoglobulin or antibody phage display services, immunoglobulin or antibody phage display libraries, immunoglobulin or antibody phage display products or immunoglobulin or antibody phage display materials is a party and which results in a Change in Control of MORPHOSYS, or (b) a transaction or series of related transactions in which MORPHOSYS is a party and which results in a Change in Control of a person or entity described in clause (a) above.

     8.4. Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

     8.5. Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

     8.6. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

         MORPHOSYS:                 MorphoSys AG
                                    Lena-Christ-Str. 48
                                    82152 Martinsried/Planegg
                                    Germany
                                    Attn:  General Counsel

         with a copy (which shall not constitute notice) to:

                                    MorphoSys USA, Inc.
                                    5605 Carnegie Blvd., Suite 275
                                    Charlotte, NC  28209
                                    U.S.A.
                                    Attn:  President

         XOMA:                      XOMA Ireland Limited
                                    Shannon Airport House
                                    Shannon, County Clare
                                    Ireland
                                    Attn:  Company Secretary
         with a copy (which shall not constitute notice) to:

                                    XOMA (US) LLC
                                    2910 Seventh Street
                                    Berkeley, CA  94710
                                    U.S.A.
                                    Attn:  Company Secretary

     8.7. Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or MORPHOSYS as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

     8.8. Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. MORPHOSYS shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

     8.9. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party's written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party's request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 8.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

     8.10. Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 4, without the prior written consent of such other party.

     8.11. Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

     8.12. Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

     8.13. Arbitration. (a) Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization ("AAA") in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

     (b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 8.13 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York.

     (c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 8.14(a).

     (d) Except as provided under the United States Arbitration Act, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 8.13 shall be instituted.

     (e) All expenses of any arbitration pursuant to this Section 8.13, including fees and expenses of the parties' attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

     8.14. Venue; Jurisdiction. (a) Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York. Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of any United States District Court in the State of New York, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns,
(ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such New York state or federal court.

     (b) Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world. Each party consents to service of process by registered mail at the address to which notices are to be given and further consent that any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon it in connection with proceedings in the State of New York, if delivered to CT Corporation System, whose current address is 111 Eighth Avenue, 13th Floor, New York, New York 10011, which each party irrevocably designates and appoints as its authorized agent for the service of process in the courts in the State of New York. Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law. Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

     (c) Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement or the XOMA Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

     8.15. Force Majeure. Neither party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such party. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

     8.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, XOMA and MORPHOSYS have executed this Agreement in duplicate originals by duly authorized officers.


MORPHOSYS AG                           XOMA IRELAND LIMITED


By:                                    By:
      ------------------------------        ------------------------------------
      Name:                                 Alan Kane, Director
      Title:                                duly authorized for and on behalf of
                                            XOMA Ireland
                                            Limited in the
                                            presence of:


By:
     -------------------------------        ------------------------------------
      Name:
      Title:

                                                                   Schedule 1.17


                                  Patent Rights


Title:     Modular Assembly of Antibody Genes, Antibodies Prepared
           Thereby and Use
Inventors: Robinson, Liu, Horwitz, Wall, Better

1) Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

         COUNTRY                  SERIAL NO.                 PATENT NO.
         -------                  ---------                  ---------
         *United States           06/793,980
         Australia                65981/86                   Issued  606,320
         Canada                   521,909                    Abandoned
         Denmark                  3385/87                    Pending
         Taiwan                   75105650                   Issued  51922
         *United States           06/086,266

2) Based on PCT/US88/02514, which corresponds to U.S. Serial No. 07/077,528, which is a continuation-in-part of 06/086,266 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

        COUNTRY                   SERIAL NO.                 PATENT NO.
        -------                   ---------                  ---------
        Australia                 23244/88                   Issued   632,462
        Austria                   EP 88907510.7              Granted EP/0371998
        Belgium                   EP 88907510.7              Granted EP/0371998
        Canada                    572,398                    Pending
        Denmark                   192/90                     Pending
        Europe                    EP 88907510.7              Granted EP/0371998
        Europe                    EP 95119798.7              Granted EP/0731167
        France                    EP 88907510.7              Granted EP/0371998
        Germany                   EP 88907510.7              Granted EP/0371998
        Italy                     EP 88907510.7              Granted EP/0371998
        Japan                     506481/88                  Granted 2991720
        Luxembourg                EP 88907510.7              Granted EP/0371998
        Netherlands               EP 88907510.7              Granted EP/0371998
        Sweden                    EP 88907510.7              Granted EP/0371998
        Switzerland/
        Liechtenstein             EP 88907510.7              Granted EP/0371998
        United Kingdom            EP 88907510.7              Granted EP/0371998
        Europe                    EP 93100041.8              Granted EP/0550400

        COUNTRY                   SERIAL NO.                 PATENT NO.
        -------                   ---------                  ---------
        Austria                   EP 93100041.8              Granted EP/0550400
        Belgium                   EP 93100041.8              Granted EP/0550400
        France                    EP 93100041.8              Granted EP/0550400
        Germany                   EP 93100041.8              Granted EP/0550400
        Italy                     EP 93100041.8              Granted EP/0550400
        Luxembourg                EP 93100041.8              Granted EP/0550400
        Netherlands               EP 93100041.8              Granted EP/0550400
        Sweden                    EP 93100041.8              Granted EP/0550400
        Switzerland/
        Liechtenstein             EP 93100041.8              Granted EP/0550400
        United Kingdom            EP 93100041.8              Granted EP/0550400
        *United States            07/077,528


3) Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

        COUNTRY                   SERIAL NO.                 PATENT NO.
        -------                   ---------                  ---------
        *United States            07/501,092
        *United States            07/987,555
        *United States            07/870,404
        *United States            08/020,671
        United States             08/235,225                 5,618,920
        United States             08/299,085                 5,595,898
        United States             08/357,234                 5,576,195
        United States             08/472,696                 5,846,818
        United States             08/472,691                 6,204,023
        United States             08/467,140                 5,698,435
        United States             08/450,731                 5,693,493
        United States             08/466,203                 5,698,417


*Cases abandoned in favor of a continuing application.

                                                                    Schedule 2.8

MorphoSys Partnerships



[*]








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